EXHIBIT 11.1

PLUMA, INC.


COMPUTATION OF EARNINGS PER SHARE
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                                                                (UNAUDITED)                           (UNAUDITED)
                                                                THREE MONTHS                          SIX MONTHS
                                                               ENDED JUNE 30,                       ENDED JUNE 30,
                                                           1999              1998              1999                1998

LOSS AVAILABLE TO COMMON SHAREHOLDERS -
     Net loss available to common shareholders         $(34,429,209)     $(1,718,296)      $(44,454,033)       $ (2,599,979)
                                                       -------------     ------------      -------------       -------------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Common shares outstanding                            8,109,152         8,109,152        8,109,152           8,109,152

     Assumed exercise of stock options
                                                        ------------     -------------     -------------       ------------
         Total                                            8,109,152         8,109,152        8,109,152           8,109,152
                                                        ===========      =============     ============        ===========

LOSS PER COMMON SHARE
     Basic and diluted                                    $   (4.25)       $    (.21)        $    (5.48)          $    (.32)
                                                        ============     ============      =============       = ===========


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